UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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Dean Foods Company

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Dean Foods Company

May 7, 2013

Supplement to Notice of Meeting of Stockholders and

Definitive Proxy Statement Dated April 12, 2013

Change in Control Agreements

On May 7, 2013, the Compensation Committee (the “Committee”) of the Board of Directors of Dean Foods Company (the “Company”) approved a revised form of change in control agreement (“CIC Agreement”) for the Chief Executive Officer and each Executive Vice President of the Company. The revised form is substantially the same as the prior form approved by the Committee except that it eliminates the officer’s right to receive termination pay if the officer voluntarily terminates his or her employment during the 30-day period following the first anniversary of a change in control, as defined in the CIC Agreement. The revised CIC Agreement also does not include excise tax gross-up provisions in accordance with the decision by the Compensation Committee in August 2011 to eliminate such provisions from future change in control agreements. The Company’s Chief Executive Officer and Executive Vice Presidents of the Company have agreed to replace their existing change in control agreements with the revised CIC Agreement.

In connection with the approval of the revised CIC Agreement, on May 7, 2013, each of Messrs. Gregg A. Tanner, the Company’s Chief Executive Officer, and Martin J. Devine, the Company’s Chief Operating Officer, entered into amended change in control agreements with the Company in the form of the CIC Agreements described above. Such agreements replace the existing change in control agreements that the Company had previously entered into with such officers.

The matters described above, including a more detailed description of the revised form of CIC Agreement, were separately announced by the Company on a Form 8-K filed with the Securities and Exchange Commission on May 7, 2013.